Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is executed as of August 10, 2012 by (i) FCFS CO, Inc., a Colorado corporation (“Purchaser”), (ii) First Cash Financial Services, Inc., a Delaware corporation (“Purchaser’s Parent”), (ii) LTS, Incorporated, a Colorado corporation (the “Company”), and (iii) David Jensen and A. Shane Nowak (collectively, “Sellers” and collectively with Purchaser, Purchaser’s Parent and the Company, the “Parties” and each of them a “Party”).

RECITALS:

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding common stock of the Company (collectively, the “Shares”); and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares upon the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Purchaser, Sellers, and the Company, agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1           Sale and Purchase of Shares.  Subject to the terms and conditions herein, Sellers will sell and deliver to the Purchaser, and the Purchaser will purchase from Sellers all of the Shares (the “Purchase”).  The Purchase will be evidenced by delivery effective on the Closing Date (as defined below) to the Purchaser of assignments of the Shares executed by Sellers and accompanied by duly executed stock powers and certificates for all Shares.

1.2           Closing.  Subject to Article VI and the fulfillment of all conditions precedent set forth herein, the Purchase will be consummated (the “Closing”) effective as of September 17, 2012, or such other date as the Parties will mutually agree in writing (the “Closing Date”).

ARTICLE II
PURCHASE PRICE AND TAX MATTERS

2.1           Purchase Price.  The total consideration to be paid by the Purchaser to the Sellers for the Shares (the “Purchase Price”) will be Forty-Six Million and no/100 dollars ($46,000,000), adjusted as of the close of business the day before the Closing Date, as follows (“Adjusted Purchase Price”):

(a)           increased by the amount by which the combined total of pawn loans and inventory (including forfeited and purchased inventory) at all the Locations (defined in Article III, Section 3.1), and due to / from LTS Properties, Incorporated (the “Related Party Debt”), as of the end of business on the day prior to the Closing Date exceeds Eleven Million Two Hundred Thousand and no/100 dollars ($11,200,000), or decreased by the amount by which Eleven Million and no/100 dollars ($11,000,000) exceeds the combined total of pawn loans and inventory (including forfeited and purchased inventory)  at all the Locations and Related Party Debt as of the end of business on the day prior to the Closing Date;

(b)           decreased by the amount of the Seller Current Liabilities (as defined in Section 4.3(g)) that are listed on Exhibit “I”, which shall include all unpaid Taxes of the Company, in each case as of the close of business the day before the Closing Date;

(c)           increased by the amount of all cash balances on hand in each Location and the reconciled (to reflect any debits, credits or other adjustments in transit) balance in all bank accounts of the Company as of the close of business the day before the Closing Date;

(d)           increased by the amount of all prepaid expenses and rental deposits paid or to be paid by the Company on or prior to the close of business the day before the Closing Date, as listed on Schedule 2.1(d);

(e)           increased by the amount of all trade receivables of the Company as of the close of business the day before the Closing Date; and

(f)           decreased by the amount of  the insurance proceeds received prior to Closing from the Robbery as defined in Schedule 4.3(f) to the extent they are not included in the Company’s cash at closing.  Sellers agree to cause the Company to write off all  the stolen inventory and pawns related to the Robbery from the Financial Statements prior to Closing and accordingly the inventory and pawns loans involved in the Robbery will not be included in the amounts used for purposes of Section 2.1(a).  Sellers agree to provide Purchasers a list of the unresolved pawn settlements as of closing related to the Robbery and acknowledge it is the Parties’ intention for the Purchaser to receive the full financial benefit of any insurance proceeds related to the Robbery.

All adjustments described in this Section 2.1 relating to pawn loans and forfeited inventory will be valued at par (the principal amount of the applicable pawn loan).

Adjustments relating to purchased inventory will be based on the lesser of fair market value and actual cost (the purchase price of the inventory).

2.2           Payment of Purchase Price.  The Adjusted Purchase Price will be payable as follows:  (a) two nonnegotiable subordinated secured promissory notes (each a “Note” and collectively, the “Notes”, the form and substance of which is attached as Exhibit “B”) with one payable to David Jensen and the other payable to A. Shane Nowak, each issued and executed by Purchaser’s Parent in the amount of Four Million, Two Hundred Fifty Thousand and no/100 dollars ($4,250,000) and secured by the assets of the Company; (b) the direct payment of those notes, bonds and other debt of the Company listed on Schedule 2.2(b) (the “Seller Debt”) by Purchaser; (c) the direct payment by Purchaser of any expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement but not paid by Sellers at or prior to the Closing; and (d) the balance of the Adjusted Purchase Price to be paid in cash to Sellers at the Closing.  The Notes will bear simple interest compounded monthly at the rate of four percent (4%) per annum, and will be paid in 60 equal monthly installments of principal and interest and the Purchasers will have the ability to set off equal amounts against each Note (such equal sharing of reductions of the Notes hereinafter “Pro Rata”) pursuant to Section 7.1(b)(i) and subject to the limitations in Article VII.

2.3             Section 338(h)(10) Election.  The Parties shall jointly elect and consent to treat the Purchase of the Shares as a purchase of assets for Federal and state income tax purposes pursuant to section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), and any similar provisions under state and other income tax laws (collectively, the “Section 338 Election”).  Such joint election and consent shall be evidenced by the execution of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) by Purchaser and Sellers on the Closing Date.

2.4           Purchase Price Allocation.  The Parties agree to allocate the aggregate Purchase Price of the Company to assets of the Company, as described in Exhibit “C,” which the Parties agree is consistent with the nature of the assets acquired and in conformity with the Treasury Regulations 1.338(h)(10)-1(d), 1.338-5, 1.338-6 and 1.338-7, as amended.  Furthermore, the allocation of the Purchase Price will be disclosed on IRS Form 8883 (Asset Allocation Statement) and attached to and made part of the Federal income tax returns filed by the Company and Purchaser in which the effects of the Section 338(h)(10) will be reported.  Sellers will provide a draft copy of the IRS Form 8883 to Purchaser thirty (30) days prior to its due date for review and approval by Purchaser.  The purchase price allocation will be consistent for purposes of Form 8883 filed by the Company and Purchaser.

2.5           Apportionment of Taxable Income and Taxes.  The Closing Date shall be the “acquisition date” as said term is defined in Section 338(h)(2) of the Code and shall be as the last day of a taxable period of the Company (a “Pre-Closing Tax Period”).  For taxable periods that end on the Closing Date, all items of income, gain, loss, deduction, and credits other than any such items resulting from the Section 338 Election (which income, gains or losses there from will be reported on the federal and state income tax returns ending on the Acquisition Date) shall be allocated to the periods before and after the Closing Date by closing the books of the Company as of the Closing Date.  In the case of Taxes that are payable with respect to a taxable period that begins before the

Closing Date and ends after the Closing Date, the portion of any such tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would by payable if the taxable year ended with the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

2.6           Preparation and Filing of Tax Returns. Subject to Section 2.3, Sellers shall prepare, or cause to be prepared, and file or cause to be filed, all income tax reports and returns for any Pre-Closing Tax Period, including the effects to the Company of the Section 338 Election and the income tax returns (Federal and State) to report the sale hereunder.  When preparing the income tax reports and returns of the Company for any Pre-Closing Tax Period, Sellers shall prepare such reports and returns in a manner consistent with prior years and determine the income, gain, expenses, losses, deductions, and credits of the Company consistently with prior practices.  With respect to any such income tax report or return, the Company shall provide to Sellers the information necessary to prepare such reports and returns no later than 60 days after the Closing Date.

Sellers shall submit such reports and returns to Purchaser at least 30 days before filing them with the respective taxing authorities and Sellers shall permit Purchaser to inspect and comment upon such reports and returns and shall make such revisions to such returns as are reasonably requested by Purchaser.  Purchaser will file 2012 payroll, sales, and/or property tax returns that become due after the Closing Date, if any, for the Company.

Purchaser and the Company will prepare and file any non-income Tax return of the Company which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including the Closing Date, and Purchaser will, at least thirty (30) days before the due date of any such Return, deliver a draft copy to the Sellers.  Within fifteen (15) days of the receipt of any such Return, the Sellers may reasonably request changes, in which event Purchaser and Sellers will attempt to agree on a mutually acceptable resolution of the issues in dispute.  If a resolution is reached, such Return will be filed in accordance therewith.  If a resolution is not reached, then at the expense of Purchaser and Sellers (such expense to be shared fifty percent by Purchaser and 50% by Sellers), such Return will be submitted to a firm of independent certified public accountants selected by Purchaser (which has not performed services for Purchaser or its Affiliates at anytime during the preceding 24 months) and reasonably acceptable to the Sellers, which will be directed to resolve the issues in dispute and prepare the Return for filing.  As soon as is practicable after notice from Purchaser to the Sellers at any time before the date any payment for Taxes attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, Sellers will pay Purchaser and/or the Company an amount equal to the excess, if any, of (a) taxes that are due with respect to any taxable period pending on or before the Closing

Date, or Taxes that would have been due with respect to a taxable period beginning before and ending after the Closing Date if such period had ended on the Closing Date over (b) the amount of such taxes of the Company with respect to such taxable period which are reflected as Current Tax Liabilities on Exhibit “I”.  Unless otherwise noted herein, for purposes of this Agreement an “Affiliate” of an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity (each a “Person”) means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.7           Payment of Income Taxes.  Any taxable income or loss of the Company for Federal and state income tax purposes for any Pre-Closing Tax Period (including income, gain or loss recognized as a result of the Section 338 Election) shall be included in all Federal and state income tax reports and returns that Sellers file after the Closing Date.  Sellers shall pay all of the taxes owed with respect to such reports and returns when due.  Any Tax refunds that are received by Purchaser, Company or their Affiliates, and any amounts credited against Tax to which Purchaser, the Company or their Affiliates become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

2.8           Cooperation on Tax Matters.  Purchaser, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and reports relating to a Pre-Closing Tax Period and any audit, litigation of other proceeding with respect to taxes, in each case at the expense of the requesting Party.  Such cooperation shall include (x) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (y) providing such powers of attorney as are reasonable requested by the other Party.  During the period beginning on the Closing Date and ending on the day immediately preceding the seventh anniversary of the Closing Date, Sellers and Purchaser shall provide each other with reasonable access during normal business hours to the books and records of Sellers and the Company, respectively, to the extent that such books and records relate to the condition or operation of the Company prior to the Closing, and either one of the Sellers or Purchaser requires such books and records to prepare income tax reports or returns or respond to third party claims, including any audits or proceedings with respect to such reports or returns.  Sellers and Purchaser shall have the right to make copies of such books and records at its or their own expense.
ARTICLE III
FURTHER AGREEMENTS

3.1           Leases. Prior to or at the Closing, Sellers and the Company will deliver to Purchaser landlord consents approving the transactions contemplated by this Agreement,

reasonably satisfactory to Purchaser in its reasonable discretion, where required by the terms of the applicable lease for each of the locations listed on Exhibit “A” (each a “Location”, collectively the “Locations”), other than the Locations described in Section 3.2 (collectively, the “Third Party Locations”).  Purchaser will also be permitted to contact the landlords for purposes of negotiating mutually acceptable amendments to the Leases in substantially the form attached as Exhibit “J” (the “Amendments”); provided, however, that Purchaser will inform Sellers regularly of the status and content of such contracts and the terms of the Amendments upon request.  Each lease relating to the Third Party Locations (collectively, the “Third Party Leases”) will be in full force and effect, duly executed by the Company and applicable landlord for each Third Party Location, and the Company will not be in default under any Third Party Lease, nor will consummation of any of the transactions contemplated by this Agreement constitute or result in a default under any Third Party Lease, other than such default that is cured by, waived or consented to in the relevant consent, as applicable.

3.2           Related Party Leases.  The following five Locations are owned by an Affiliate of the Company and Sellers: #1 Lakewood,  #2 Federal Heights, #4 Edgewater, #6 Federal and #8 West Colfax (collectively, the “Related Party Locations”).  Simultaneous with Closing, Sellers and Purchaser agree to enter into long-term leases for each of the Related Party Locations (collectively, the “Related Party Leases” and, together with the Third Party Leases, the “Leases”) in substantially the form attached as Exhibit “K”.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1           General Statement. The Parties make the representations and warranties to each other which are set forth in this Article IV.  All representations and warranties of the Parties are made subject to the exceptions which are noted in the respective schedules delivered by the Parties to each other concurrently herewith and identified as, in the case of Section 4.2, the “Purchaser Disclosure Schedule” in the form of Exhibit “D’’ and in the case of Section 4.3, as the “Seller Disclosure Schedule” in the form of Exhibit “E”.  Copies of all documents referenced in the Purchaser Disclosure Schedule (other than documents filed by Purchaser’s Parent with the Securities and Exchange Commission) or Seller Disclosure Schedule have been provided or made available to Purchaser or its representatives.

4.2           Representations and Warranties of Purchaser and Purchaser’s Parent.  Purchaser and Purchaser’s Parent (together the “Purchaser Parties”) represent and warrant to Sellers, as of the date hereof, and at the Closing Date, subject to the exceptions set forth in the Purchaser Disclosure Statement, which will be deemed to qualify all applicable representations and warranties under this Agreement regardless of whether specifically cross-referenced as pertaining thereto:

(a)           Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  Purchaser’s Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Purchaser Parties is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect. Each of the Purchaser Parties has all requisite corporate power and authority to carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  Whenever used in this Agreement, “Material Adverse Effect” will mean any event, circumstance, fact, change or effect that is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of the Party making the statement or the ability of the Party making the statement to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, fact, change or effect, directly or indirectly arising out of or attributable to the following, either alone or in combination: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, including any public announcement of this Agreement or the transactions contemplated hereby; (iv) any matter set forth on the Seller Disclosure Schedules; or (v) conditions caused by acts of terrorism, sabotage or war (whether or not declared), military actions or the escalation thereof or other force majeure events or any natural or man-made disaster or other acts of God occurring after the date hereof; provided that the circumstances set forth in (i), (ii) or (v) do not have a disproportionately negative effect on the Company.

(b)           Authorization of Transaction.  Each of the Purchaser Parties has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes a valid and legally binding obligation of each of the Purchaser Parties, enforceable in accordance with its terms and conditions.

(c)           Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either of the Purchaser Parties is subject or provision of the charter or bylaws of either of the Purchaser Parties, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either of the Purchaser Parties is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by the Agreement, or (iii) except as set forth in Schedule 4.2(c), result in the imposition of any security interest on any assets of the Company acquired hereunder.  Except as set forth on Schedule 4.2(c), and except for the consents Seller or the Company is required to obtain, neither of the Purchaser Parties is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(d)           Brokers’ Fees.  Neither of the Purchaser Parties has any liability for or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.  The Purchaser Parties will be responsible for and will pay any fees or commissions to Comstock Capital & Advisory Group, and any other broker, finder, or agent engaged by the either of the Purchaser Parties with respect to the transactions contemplated by this Agreement.

(e)           Compliance with Laws.  To the best of their knowledge, each of the Purchaser Parties has complied with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to their business, except where the failure to so comply would not have a Material Adverse Effect.  Neither of the Purchaser Parties has received any governmental notice of any violations by Purchaser of any such laws, ordinances, regulations or orders, which violation has not been cured or remedied except where the failure to cure or remedy the violation would not have a Material Adverse Effect.

(f)           Sufficiency of Funds.  The Purchaser Parties, collectively, have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of either of the Purchaser Parties to consummate the transactions contemplated hereby that the Purchaser Parties have sufficient funds for payment of the Purchase Price.

(g)           Purchaser Parties’ Locations.  Schedule 4.2(g) lists all states within the United States where Purchaser and Purchaser’s Parent operate their business.

4.3           Representations and Warranties of Company and Sellers.  Company and  Sellers, jointly and severally, represent and warrant to Purchaser, as of the date hereof, and at the Closing Date, subject to the exceptions set forth in the Seller Disclosure Schedule, which will be deemed to qualify all applicable representations and warranties under this Agreement regardless of whether specifically cross-referenced as pertaining thereto:

(a)           Organization, Qualification and Corporate Power.  The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect on the Company.  The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by each.  The Company has delivered or made available to the Purchaser, true and correct copies of its Articles of Incorporation and Bylaws, including any amendments thereto.

(b)           Capitalization.  The entire authorized, issued and outstanding capital stock of the Company consists of the following shares of common stock:

Company	Authorized Shares	Shares Issued and Outstanding
LTS, Incorporated	1,000,000	4,000

Of the four thousand (4,000) issued and outstanding shares of the Company, two thousand (2,000) shares are issued to each Seller.  All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and are freely owned by the Sellers.  None of the Shares have been pledged, hypothecated or encumbered in any way.  There are no outstanding or authorized options, warrants, purchase rights, equity interests, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of the capital stock of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, bonds, notes or other instruments with voting rights or that are convertible into any equity security with respect to the Company.

(c)           Authorization of Transaction.  The Company and Sellers have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.  This Agreement constitutes a valid and legally binding obligation of the Company and Sellers, enforceable by Purchaser in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)           Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company and/or Sellers are subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company and/or Sellers are a party or by which either is bound or to which any of their assets is subject (or result in the imposition of any security interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 4.3(d), neither the Company nor Sellers are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(e)           Financial Statements.  Except as set forth on Schedule 4.3(e), the financial statements of the Company (including the related schedules) for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, true and correct copies of which are attached as Exhibit “F”, and for the six months ended June 30, 2012 (all such financial statements, collectively, the “Financial Statements”), a true and correct copy of which shall be further attached as Exhibit “F” prior to the Closing Date, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (subject to the absence of footnotes), applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects, the financial condition of the Company as of the indicated dates and the results of operations of the Company for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Company.

(f)           Events Subsequent to May 31, 2012.  Since May 31, 2012, and as of the Closing Date, there has not been any Material Adverse Effect on the Company, except as listed on Schedule 4.3(f) or in the Company’s financial statements.

(g)           Liabilities.  The Company will have no liability as of the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes (collectively, “Liabilities”), except for those Liabilities of the Company set forth on Exhibit “I” (the “Seller Current Liabilities”), the non-cash Liabilities set forth on Schedule 4.3(g), and the Seller Debt set forth on Schedule 2.2(b).  For the avoidance of doubt, “Liabilities” shall include all loss, cost or expense, including any debits or charges (including, but not limited to, outstanding checks, returned items, chargebacks, deposit adjustments, ACH debits, wire or other funds transfers) to any bank accounts of the Company occurring after the Closing Date, related to transactions occurring prior to the Closing Date.

(h)           Brokers’ Fees.  Except for Integris Partners Ltd., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Company.  The Sellers will be responsible for and will pay any fees or commissions to any broker, finder, or agent engaged by any of the Sellers or the Company with respect to the transactions contemplated by this Agreement.

(i)           Taxes.  With respect to Taxes (as defined below):

(i)           The Company and each of its predecessors have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (“Returns”) heretofore required to be filed under federal, state, local or any foreign laws by the Company or its predecessors, and all such Returns are true, correct and complete in all material respects.

(ii)           The Company and Sellers have within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable.

(iii)           There are no liens for Taxes upon the assets of the Company or Sellers except liens for Taxes not yet due.

(iv)           The Company and/or Sellers have made a valid and proper election under section 1362(a) of the Code to be an S corporation which is still in full force and effect for Federal and State income tax purposes.

(v)           No deficiency for any Taxes has been proposed, asserted or assessed against either the Company or Sellers which has not been resolved and paid in full.  Except as set forth in Schedule 4.3(i)(v) of Seller Disclosure Schedule (which will set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income Taxes has expired for all federal income tax returns of the Company and its predecessors, or such Returns have been examined by the Internal Revenue Service for all periods through December 31, 2008; (ii) the statute of limitations for the assessment of state, local and foreign income Taxes has expired for all applicable Returns of the Company and its predecessors, or such

Returns have been examined by the appropriate tax authorities for all periods through December 31, 2007.

(vi)           There are no outstanding tolling agreements, waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by the Company, its predecessors, or Sellers.

(vii)          No federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

(viii)         Neither the Company nor Sellers are a party to any tax-sharing or allocation agreement, nor do any of the Company or Sellers owe any amount under any tax-sharing or allocation agreement.

(ix)           No amounts payable under any plan, agreement or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(x)           The Company and Sellers have complied (and until the Closing Date will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

(xi)           The Company has never been (and does not have any liability for unpaid Taxes because it once was) a member of an “affiliated group” within the meaning of section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than the Company was also a member of such affiliated group.

(xii)           For purposes of this Agreement, “Taxes” will mean all Taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company, its predecessors, or Sellers relating to the Company.

(j)           Agreements; Consents.  Schedule 4.3(j)(i) sets forth a list of all material contracts of the Company.  Material contracts, includes but is not limited to any employment agreement, contract, lease or other agreement which involves payment obligations of the Company, any agreement restricting or limiting Company’s competition or the disclosure of information by the Company.  Schedule 4.3(j)(ii) sets forth each agreement with respect to which the consummation of the transactions contemplated hereby will result in a violation, breach or conflict with or give rise to any right of termination, cancellation or acceleration or loss of any benefit to the Company, or require the consent or approval of any third party.

(k)           Employees.  The Company has furnished to Purchaser a list of each compensation arrangement for each employee or contract worker and furnished to Purchaser a copy of each employee pension plan, employee profit sharing plan and employee welfare benefit plan.  The Company is not a party to an employment agreement.

(l)           Litigation and Claims.  Neither the Company nor Sellers is subject to any litigation or claims or is a party to any decree, judgment or arbitration award, nor has any litigation or claim been threatened in writing since December 31, 2011, in each case, relating to the business or assets of the Company.

(m)           Subsidiaries.  The Company has no subsidiaries and it does not own any membership interest, capital stock or equity interests of any other entity.

(n)           Intangible Assets.  The Company is the owner of or has the lawful right to use all intangible property rights and all other intangible assets used in connection with the business of the Company, including, but not limited to, all software used or licensed by Company in connection with the business of Company, customer lists (current and former), telephone numbers relating to business operations at the Locations, website domain names (including without limitation,  fastcashgoldcenter.com, fastcashgoldcenters.com and fastcashpawn.com) and the right to use the trade names listed on Exhibit “G”.  No other person or entity has any ownership interest in or right to payment attributable to or arising out of the use of such intangible assets.

(o)           Intellectual Property.

(i)           As used herein, the term “Intellectual Property Rights” means all intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs, website domain name registrations of the Company and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

(ii)           The Company has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted and such rights to use, sell, license, dispose of and bring actions are sufficient for such conduct of its business.

(iii)           Except as set forth in the Seller Disclosure Schedule, there are no royalties, honoraria, fees or other amounts payable by the Company or Sellers to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

(iv)           Except as set forth in the Seller Disclosure Schedule, no activity, service or procedure currently conducted by the Company or Sellers violates or will violate any contract of the Company with any third party or, to the actual knowledge of either Seller after reasonable inquiry of those persons directly reporting to such Seller (“Sellers’ Knowledge”), infringes any Intellectual Property Right of any other party or person.

(v)           Neither the Company nor Sellers has received in writing, including in an e-mail, from any third party in the past three years any notice, charge, claim or other assertion that the Company or Sellers is infringing any Intellectual Property Rights of any third party or has committed any acts of unfair competition.

(vi)           Neither the Company nor Sellers have sent to any third party in the past three years nor otherwise communicated to another person any notice, charge, claim or other assertion of infringement by or misappropriation of any Intellectual Property Rights of the Company or Sellers by such other person or any acts of unfair competition by such other person, nor is any such infringement, misappropriation or unfair competition threatened or to the Sellers’ Knowledge, occurring.

(vii)         The Seller Disclosure Schedule contains a true and complete list of all applications, filings and other formal actions made or taken by the Company or Sellers to perfect or protect the Company’s interest in the Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights and copyright applications, if any.

(p)           Title to Assets, Properties and Rights and Related Matters; Sufficiency.  The Company has such rights and interests in the Intellectual Property Rights as provided in Section 4.3(o), and except as set forth in the Seller Disclosure Schedule, good and marketable title to all other assets, properties and interests in properties, real or personal, reflected on the financial statements as of December 31, 2011 or acquired after December 31, 2011 (except (i) inventory sold in the ordinary course of business since December 31, 2011, and (ii) accounts receivable and notes receivable to the extent paid in the ordinary course of business subsequent to December 31, 2011), free and clear of all encumbrances of any kind or character, except for those encumbrances set forth in the Seller Disclosure Schedule.  The Company has good and marketable title to all the assets and property situated at the Locations listed on Exhibit “A”.  The assets owned or leased by the Company (including, real, personal, tangible and intangible property), or which each otherwise has or will have the right to use (including, real, personal, tangible and intangible property), constitute all of the assets held for use or used in connection with the business of the Company and all are in good operating condition and repair (normal wear and tear excepted) and are sufficient to conduct the business of the Company as presently conducted or as proposed to be conducted.  The Company is the only entity through which Sellers conduct a Competitive Business (as defined hereafter).

(q)           Compliance With Laws.  The Company and Sellers are in material compliance with all laws, regulations, rules and ordinances in any manner relating to the ownership or operation of the business or businesses of the Company, other than such non-compliance that would not have a Material Adverse Effect on the Company.  Other than this Agreement and as set forth on Schedule 4.3(q), neither the Company nor Sellers is a party to any agreement or other arrangement which limits or restricts competition or the disclosure of information.

(r)           Pawn Loan Compliance.  All pawn loans made by the Company have been made in the ordinary course of the Company’s business in material compliance and accordance with all applicable U.S. federal, state or local law or statute (“Laws”).  All pawn loan documents required by law including but not limited to pawn tickets and police forms related to the Company’s outstanding pawn loans (the “Outstanding Pawn Loan Documents”) represent bona fide assets of the Company and bona fide transactions between the Company and the respective parties to such transactions.  The Company's books and records contain an accurate record, in all material respects, of the outstanding pawn loans and the Outstanding Pawn Loan Documents.  All Outstanding Pawn Loan Documents are valid and enforceable, create a valid and perfected security interest in the collateral described therein and not subject to any defense or offset.  Except as set forth on Schedule 4.3(r), the Company is in possession of all collateral described in the

Outstanding Pawn Loan Documents.  All interest, fees and charges on each pawn loan do not exceed the maximum rate of interest, charges and fees allowed by applicable Laws.  In addition to, and without limiting the foregoing, the Outstanding Pawn Loan Documents are complete in every material respect and comply in all material respects with all applicable Laws.

(s)           Governmental Authorizations and Licenses.  The Company has all material licenses, orders, authorizations, permits, concessions, certificates and other franchises or analogous instruments of any governmental entity required by applicable law to operate its business (collectively, the “Government Licenses”) which Government Licenses are in full force and effect, and are in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses.  There is not now pending, nor to the Sellers’ Knowledge is there threatened, any action, suit, investigation or proceeding against the Company or Sellers before any governmental entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint (in each case, in writing, including in an e-mail) with respect to the violation by the Company or Sellers of the terms of any Government License or any rule or regulation applicable thereto.

(t)           Distributions.  Schedule 4.3(t) sets forth all cash or non-cash distributions made as of the date hereof to Sellers since December 31, 2011.  All cash at the Locations in excess of $10,000 per location, and all cash in bank accounts of the Company may be distributed to Sellers prior to Closing, provided such distributions are disclosed on the Exhibit “H.”  There will be no non-cash distributions through the Closing Date, unless approved in writing by Purchaser and listed in Exhibit “H.”

(u)           Interested Transactions.  Schedule 4.3(u) contains a complete list of all amounts and obligations owed between any Seller and his affiliates, on the one hand, and the Company on the other hand, and transactions and services provided since January 1, 2011 between any Seller and his affiliates, on the one hand, and the Company on the other hand.  As used in this Section 4.3(u), “affiliate” means any entity controlled by any Seller’s parents, any descendants of such Seller’s parents, such Seller’s spouse, the parents of such Seller’s spouse, and any descendants of the parents of such Seller’s spouse (in each case, whether by blood, adoption or marriage), as well as any entity controlled by such Seller and any entity controlled by or under common control with such entity.

(v)           Environmental Matters.  Except (i) as set forth on Schedule 4.3(v) or (ii) in a manner or amount that would not reasonably be expected to result in any liability under any law or regulation, no material amount of any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any law or regulation regulating the environment, nor any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance, the handling, storage, treatment or exposure of or to which is subject to regulation have been generated, recycled, used, treated or stored on, transported to or from, or released or disposed of by Sellers or the Company on, any real property owned or leased by the Company or, to the Sellers’ Knowledge, any property adjoining or adjacent such property.  The Company is in material compliance with all applicable laws and regulations regulating the environment or constituents of concern

(including by obtaining all necessary permits or approvals), and the requirements of any such permits.

(w)           Benefit Plans.

(i)             Schedule 4.3(w)(i) sets forth a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other compensation or benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual (specifically including all equity, severance, change in control, bonus and incentive arrangements), with respect to which the Company or any ERISA Affililate (as defined below) has or has had any obligation or liability to contribute or which are or were maintained, contributed to or sponsored by either Company or any ERISA Affiliate for the benefit of any current or former employee, consultant, officer or director of either Company or any ERISA Affiliate (collectively, the “Plans”).  With respect to each Plan, the Company has delivered or made available to the Purchaser a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) if applicable, the three most recently filed annual reports (Form 5500, including all schedules).  With respect to this Agreement, “ERISA Affiliate” means any person that, together with Company, would be or was at any time treated as a single employer under Internal Revenue Code Section 414 or Section 4001 of ERISA.

(ii)           None of the Plans (i) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) is a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iv) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (v) provides for the payment of separation, severance, termination or similar-type benefits to any person or (vi) other than as required under Section 4980B of the Code, provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(iii)           Except as would not have a Material Adverse Effect on the Company, to Sellers’ Knowledge, each Plan complies with, and has been operated in accordance with, its terms and the requirements of all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).

(iv)           No action, suit, claim or proceeding is pending or, to Sellers’ Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that is reasonably expected to give rise to any such action, suit or claim.

(v)           Each Plan or related trust that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service of the United States (“IRS”), or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Plan is so qualified and that the Qualified Plan and trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter, as applicable.

(vi)           Except as would not have a Material Adverse Effect on the Company, all benefits, contributions and premiums required by and due under the terms of each Plan or applicable Law have been timely paid in accordance with the terms of such Plan or applicable Laws.

(vii)           Except as would not have a Material Adverse Effect on the Company, neither the Company nor any ERISA Affiliate has incurred any liability for any excise Tax arising under the Code with respect to a Plan and no fact or event exists that would reasonably be expected to give rise to such liability.

(viii)           Neither the Company nor any ERISA Affiliate has incurred any liability relating to Title IV of ERISA, and no fact or event exists that could give rise to any such liability.

(x)           Inventory.  The inventories reflected on Company’s most recent financial statements are properly recorded thereon at the lesser of cost or fair market value determined in accordance with GAAP.  All of the inventories consist of items of a quality usable or saleable in the ordinary course of business and are and will be in quantities sufficient for the normal operation of the business in the ordinary course of business.

(y)           Insurance and Bank Accounts.  Schedule 4.3(y)(i) sets forth a true and complete list of all accounts and deposit boxes maintained by the Company at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes.  Schedule 4.3(y)(ii) sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, and officers, directors and managers, as applicable, of the Company.  Except as set forth on Schedule 4.3(y)(iii), there is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the issuers or underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and the Company is not liable for any retrospective premiums under any such policies or bonds.  The Company has complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.

ARTICLE V
COVENANTS

5.1           Conduct of Business of the Company Pending the Purchase.  Sellers and the Company agree that from the date hereof and prior to the Closing Date or earlier termination of this Agreement:

(a)           Full access.  Sellers and the Company will permit representatives of Purchaser to have full access to all premises, properties, personnel, books, records, accounts, contracts and documents pertaining to the Company, all at reasonable times, upon reasonable request and in a manner that is not disruptive to the Company’s business.

(b)           Business as Usual.  Sellers will cause the Company to diligently carry on its business and operations at the Locations in the ordinary course consistent with past practice, to maintain the good will of the Company, to maintain all personal property of the Company in good working order, reasonable wear and tear excepted, to pay its Liabilities when due and, except with respect to actions Purchaser takes pursuant to Section 3.1, to use its reasonable efforts to maintain the goodwill of its customers, employees and vendors.

(c)           Encumbrances.  Neither Sellers nor the Company will, directly or indirectly, perform or fail to perform any act that might reasonably be expected to result in the creation or imposition of any lien, claim or encumbrance on the Shares or any of the assets of the Company, other than such liens, claims, and encumbrances that exist on the date of this Agreement and are listed on the Seller Disclosure Schedule.

(d)           Restrictions on Sale of Assets.  Without Purchaser’s prior written consent, Sellers will not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of the Company’s assets, except in the ordinary course of business and will keep their business, assets and properties substantially intact, including their present operations, physical facilities (reasonable wear and tear excepted), working conditions, and relationships with customers, lessors, licensors, suppliers and employees.

(e)           Operating Liabilities.  Until the Closing Date, Sellers and the Company will continue to timely pay as they become due all usual operating liabilities of the Company in the ordinary course of business.

(f)           Insurance.  Sellers and the Company will maintain their current insurance program in place with respect to the Locations until the Closing, but not after.

(g)           Other Prohibitions.  Without limiting the generality of the foregoing:

(i)            The Company will not authorize or effect any change in its charter or bylaws;

(ii)           The Company will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, pledge or otherwise dispose of any of its capital stock.

(iii)           Except for the pre-closing cash distributions described in Section 4.3(t), the Company will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

(iv)          The Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation, other than draws on the Company’s existing line of credit consistent with past practice and in the ordinary course of business;

(v)           The Company will not grant or impose any new security interest upon any of its assets;

(vi)          The Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity outside the ordinary course of business;

(vii)         The Company will not make any change in employment terms (including benefit plans) for any of its directors, officers, and employees outside the ordinary course of business;

(viii)        The Company will not enter into any new contracts, benefit plans, operating leases or other financial commitments (with the exception of contracts and commitments entered into in the ordinary course of business, including but not limited to Pawn Documents, the purchase of inventory, the purchase of gold, and the making of draws on the Company’s line or credit); and

(ix)           The Company will not commit to any of the foregoing.

(h)           Exclusivity.  Neither Sellers nor the Company will solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any of the capital stock or assets of the Company.  Sellers and the Company will notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(i)           Consents and Approvals.  As of the Closing, Sellers will have obtained or caused to be obtained all of the consents and approvals of all persons or entities necessary, if any, to assign and transfer the Shares to Purchaser.  Sellers will use their reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms and conditions.

5.2           Non-competition.  As an inducement to entering into this Agreement, which Purchaser would otherwise not be willing to do, Sellers unconditionally agree that for a period of five (5) years beginning with the Closing Date, Sellers will not (1) enter into any agreement with or directly or indirectly solicit a person who is at the time a current employee of the Company or who was an employee of the Company as of the Closing Date or any time six (6) months prior thereto or representatives of the Company (or its successor(s)) for the purpose of causing them to leave the Company (or its successor(s)) to take employment with Sellers, any Affiliate of Sellers, or any other person or business entity, other than those persons listed on Schedule 5.2; (2) engage, directly or indirectly, in the pawn business, any business involving buying and selling of gold jewelry or used merchandise, check cashing business, or payroll advance, credit services or other consumer lending business (each a “Competitive Business”) in the State of Colorado, or within a 20 mile radius of any Location or any other locations of Purchaser or the Company existing on the Closing Date, including the Purchaser’s locations in the states listed on Schedule 4.2(g) (the “Restricted Area”), (3) act as an officer, director, consultant, shareholder, partner, lender, agent, associate, owner or principal of any entity engaged in a Competitive Business in the Restricted Area, (4) participate directly or indirectly in the ownership, management, operation or control of any Competitive Business in the Restricted Area, except Sellers may own stock in any publicly traded company in an amount that does not exceed two percent (2%) of the outstanding capital stock of such company, (5) solicit customers or potential customers of Purchaser (or its successor) or the Company or any of their respective subsidiaries in the Restricted Area, in connection with a Competitive Business, or (6) own or apply for a license or permit in the Restricted Area, for use in a Competitive Business.  Purchaser for purposes of this Section 5.2 includes Purchaser as described in the first paragraph of this Agreement, its parents, and each of their respective successors, subsidiaries, joint ventures or Affiliates.  To induce Purchaser to enter into this Agreement and to acquire the Shares, Sellers, for themselves and their Affiliates, jointly, severally and unconditionally represent and warrant to Purchaser that the restrictions in the foregoing provisions are reasonable and that such provisions are necessary to protect the businesses of Purchaser, the Company and their respective subsidiaries.  Sellers acknowledge that

Purchaser is entering into this Agreement in reliance upon the foregoing representation and warranty of the Sellers.  Notwithstanding the foregoing, should it ever be determined by a court or arbitration tribunal of competent jurisdiction, as applicable in accordance with the dispute resolution procedures set forth herein, that the restrictive covenants herein contained as to time, geographical area, or scope of activity to be restrained are unenforceable because they are not reasonable or impose a greater restraint than necessary to protect the good will and other business interests of the Purchaser, its Affiliates and the Company, such court or arbitration tribunal will reform the restrictive covenants to the extent necessary to cause the restrictive covenants to be enforceable.  As used herein, the term “participate in” will mean that any Seller will directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate or control a business, loan money to, or participate in the ownership, management, or control of a business, or be connected with a business as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise, except Sellers may own stock in any publicly traded company in an amount that does not exceed two percent (2%) of the outstanding capital stock of such company.  As used herein, the term “subsidiary” will mean any corporation in which more than fifty percent (50%) of the capital stock is owned directly or indirectly by Purchaser or the Company or the parent of Purchaser or any subsidiary.

In the event of the breach by Sellers of any of the covenants contained in this Section 5.2, it is understood that damages will be difficult to ascertain and Purchaser (or its successor) and the Company may petition an arbitrator or court of law or equity, as applicable and in accordance with the procedures herein contained, for injunctive relief in addition to any other relief which Purchaser (or its successor) or the Company may have under law, this Agreement or any other agreement in connection therewith.  In connection with the bringing of any successful legal or successful equitable action for the enforcement of this Agreement, Purchaser (or its successor) and the Company will be entitled to recover, whether Purchaser (or its successor) or the Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorney's fees and expenses as Purchaser (or its successor) may incur in prosecution of Purchaser's or the Company’s claim for breach hereof.  The existence of any claim or cause of action of any of Sellers against Purchaser, whether predicated on this Agreement or otherwise, will not alone constitute a defense to the enforcement by Purchaser or the Company of the covenants and agreements of Sellers contained in this Section 5.2.

5.3           Third Party Consents.  Except as otherwise explicitly provided hereunder, each Party to this Agreement will use its reasonable best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby, including, without limitation, (a) any permits, licenses, authorizations, consents, waivers and approvals required in connection with the Purchase and (b) the Amendments.

5.4           Releases.  On or prior to the Closing Date, Sellers will cause each person or entity possessing a security interest or other lien in any assets of the Company, to release all such liens and security interests, including all financing statements evidencing same.  Sellers will provide all such releases to Purchaser on or before the Closing Date.

5.5           Confidentiality.  Sellers acknowledge and agree that because Purchaser’s Parent is a public company, except in connection with the Sellers’ obligations under Sections 5.3 and 5.4, Sellers are required to keep (and will keep) this Agreement and all information relating to this Agreement and the transactions contemplated hereby confidential until it is disclosed by Purchaser’s Parent.  Sellers will treat and hold as confidential all of the Confidential Information (as hereinafter defined), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession.  In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process) to disclose any Confidential Information, Sellers will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller will use his reasonable best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser will designate.  As used herein the term “Confidential Information” will mean any material information concerning the businesses and affairs of the Purchaser that is not generally available to the public immediately prior to the time of disclosure.

5.6           Supplement to Schedules and Exhibits.  From time to time prior to the Closing, Sellers shall supplement or amend the Exhibits and Schedules hereto, including the Seller Disclosure Schedule, with respect to any matter hereafter arising or of which they become aware after the date hereof (each a “Supplement”), and each such Supplement shall be deemed to be incorporated into and to supplement and amend this Agreement as of the Closing Date; provided, however, that if such event, development or occurrence which is the subject of the Supplement constitutes or relates to something that has caused any of the Sellers’ representations to be materially untrue, then Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.3(a).

5.7           Plant Closings and Mass Layoffs.  Purchaser shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability to the Sellers.  As used in this Section 5.7, “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

5.8           Release of Guarantees.  The parties agree to cooperate and use their reasonable best efforts to obtain the release of either Seller or their respective Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed on Schedule 5.8 (the "Guarantees").  If any of the Guarantees is not released prior to or at the Closing, Purchaser will provide the Sellers at the Closing with a guarantee that indemnifies and holds Sellers and their Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by Sellers or their Affiliates that are a party to such Guarantee until such Guarantee is released.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Each Party’s Obligation to Effect the Purchase. The respective obligations of each Party to effect the Purchase will be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date, unless otherwise waived in writing by the Parties:
(a)           No injunction, order or decree by any Federal, state or foreign court which prevents the consummation of the Purchase will have been issued;
(b)           No statute or regulation will exist or have been enacted which would prevent consummation of the Purchase; and
(c)           All governmental licenses, permits, consents and approvals required for the Purchase and operation of the Locations will have been obtained.

6.2           Conditions to Obligations of Sellers to Consummate the Purchase.  Unless otherwise waived in writing by the Sellers and in addition to the conditions in Section 6.1, the obligation of Sellers to effect and consummate the Purchase are also subject to fulfillment of all of the following conditions precedent at or prior to the Closing Date:
(a)           All representations and warranties in Section 4.2 will be true and correct in all material respects;
(b)           Purchaser will have performed and complied with all obligations, agreements and covenants under this Agreement;

(c)           No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause the business operations of the Company or any of the transactions contemplated by this Agreement to be in violation of such injunction, judgment, order, decree or ruling or applicable law, or (C) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge will be in effect).
(d)           All consents and approvals necessary for the consummation of the Purchase will have been obtained; and
(e) The subordination and intercreditor agreement required by Purchaser and Purchaser’s Parent’s lender(s) shall be in form and substance acceptable to Sellers.

6.3           Conditions to Obligations of Purchaser to Effect the Purchase. Unless otherwise waived in writing by the Purchaser, in addition to the conditions in Section 6.1, the obligations of Purchaser to effect and consummate the Purchase are also subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date.
(a)           The representations and warranties in Section 4.3 made by the Sellers will be true and correct in all material respects;
(b)           The Company and Sellers will have performed and complied with all of their respective obligations under this Agreement;
(c)           No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause the business operations of the Company or any of the transactions contemplated by this Agreement to be in violation of such injunction, judgment, order, decree or ruling or applicable law, (C) affect adversely the right of Purchaser to own the capital stock of the Company or (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge will be in effect);
(d)           Purchaser will have received a certificate of the president of the Company, in form and substance reasonably satisfactory to Purchaser, certifying that the conditions contained in Section 6.3(a) and 6.3(b) have been fulfilled;
(e)           Sellers will have furnished Purchaser original stock certificates evidencing the ownership of all of the Shares together with stock powers, in form reasonably satisfactory to Purchaser, executed by Sellers;
(f)           The S corporation election under section 1362(a) of the Internal Revenue Code made by the Company will be valid and will allow the Company to be treated as an S corporation for Federal and State income tax purposes;
(g)           Sellers will have delivered to Purchaser all required lessor consents for the Third Party Locations.  In addition, Purchaser will have secured for at least six of the eleven Third Party Locations (i) remaining lease terms (comprised of the current lease term plus option terms with agreed rents) of at least ten (10) years with average annual scheduled rent increases for any option terms included in that minimum 10-year period no greater than CPI, capped at 2.5% and (ii) reasonable change in law provisions allowing Purchaser to terminate the affected leases if any governmental or other body enacts, initiates or cancels any legislation or rules resulting in the Purchaser no longer being licensed or permitted to operate under applicable law, regulation or agreement as a pawn shop, or no longer being reasonably able to operate profitably as a pawn shop;
(h)           Purchaser shall have completed the due diligence items listed on Schedule 6.3(h);
(i)           The consents and approvals listed on Schedule 4.3(d) will have been obtained;
(j)           Sellers and the Company will have delivered to Purchaser a certificate, in form and substance reasonably satisfactory to Purchaser, detailing and attesting to the accuracy of the pawn loan portfolio of the Company as of the Closing Date;
(k)           Sellers and the Company will have delivered to Purchaser a certificate, in form and substance reasonably satisfactory to Purchaser, detailing and attesting to the accuracy of the inventory of the Company as of the Closing Date;
(l)           Sellers shall have delivered new Leases for the Related Party Locations, which Leases will have been executed by the applicable Affiliate of the Company, as lessor under such Leases;
(m)           Purchaser will have received letters from each of the holders of any notes, bonds or other debt listed on Schedule 2.2(b) providing (i) current payoff amounts, (ii) direct payment instructions and (iii) consent or approval of the transactions contemplated under this Agreement, if applicable, and committing to release any and all claims or encumbrances against the Shares or the assets of the Company upon payment in full of the provided payoff amounts;

(n)           Purchaser will have received a certificate executed by the secretary of the Company, in form and substance reasonably satisfactory to Purchaser, which includes: (1) a copy of the Company’s Articles of Incorporation and copies of all merger agreements to which the Company was a party, certified by the Colorado Secretary of State; (2) a copy of the bylaws of the Company; (3) a certificate of good standing issued by the Colorado Secretary of State; (4) a copy of the resolutions of the Board of Directors of the Company which approved this Agreement; and (5) an incumbency certificate setting forth the names, offices and signatures of the Company’s officers who execute any documents on behalf of Company in connection with this Agreement;
(o)           Purchaser will have received the resignation of each of the directors and officers of the Company; and
(p)            Sellers shall have executed a subordination and intercreditor agreement in a form satisfactory to Purchaser and Purchaser’s Parent’s lender(s).

ARTICLE VII
INDEMNIFICATION

7.1           Indemnification Covenants.
(a)           Survival.  Each representation and warranty in Article IV will survive eighteen months (18) months after the Closing Date, except for “Special Indemnities.”  Special Indemnities will mean indemnification for claims (a) for fraud, intentional misrepresentation or willful misconduct, (b) arising from breaches of covenants (which will survive until performed), or arising from breaches of representations and warranties (1) by Sellers regarding ownership of the Shares (which will survive indefinitely), breaches of Section 4.3(i) (Taxes), or breaches of Section 4.3(v) (Environmental Matters)

(each of which will survive until the expiration of the relevant statute of limitations), (2) by Purchaser of 4.2(b) (Authority) or 4.2(d) (Brokers Fees) (each of which will survive until the expiration of the relevant statute of limitations) and (c) for any Undisclosed Liabilities (as defined in Section 7.1(b)(i), which shall survive until the expiration of the relevant statute of limitations).  Except for claims for fraud, intentional misrepresentation or willful misconduct, Purchaser’s and Sellers’ sole and exclusive remedy for any breach of a representation or warranty under Article IV will be to make a claim for indemnity under this Article VII.
(b)           Indemnification.

(i)           Indemnity by Sellers.  Sellers will jointly and severally indemnify and hold harmless Purchaser, the Company, and their respective employees, officers, directors, attorneys, agents and representatives (the “Purchaser Indemnified Parties”) from and against any costs or expenses (including outside attorneys’, experts’ and consultants’ reasonable fees actually incurred), judgments, fines, penalties, losses, claims, liabilities and damages (each a “Loss” and collectively, “Losses”) that are the result of, arise out of or relate to (i) any breach of any representation or warranty or failure to perform any covenant made by Sellers in this Agreement, (ii) any material agreements of the Company in effect prior to the Closing and involving post-Closing payment obligations of the Company, excluding the Leases, not listed on the Seller Disclosure Schedule and (iii) any Liabilities of the Company existing as of the Closing Date and not disclosed on Exhibit “I,” Schedule 2.2(b) or Schedule 4.3(g) (hereafter, “Undisclosed Liabilities”).  Purchaser may, but is not required to setoff the amount of any Losses Pro Rata against the Notes upon written notice to Sellers (the “Setoff Notice”).  If Sellers dispute the setoff they shall within sixty (60) days of Sellers’ receipt of the Setoff Notice, initiate an arbitration pursuant to Section 9.6 or Sellers will be deemed to have accepted the Setoff Notice.

(ii)  Environmental Indemnity.  The Company’s #1 Lakewood store (owned by LTS Properties, Inc.) is undergoing or has undergone remediation.  Likewise, the Company’s #11 North Federal store is undergoing or has undergone remediation.  Both of these store locations were gas stations prior to their use or occupancy by the Company.  To the extent both the Lakewood and North Federal remediation processes are not covered by Colorado State Cleanup Fund, Sellers will indemnify and hold harmless Company and Purchaser Parties for any costs or resulting liability incurred by the Company or the Purchaser Parties arising out of the fact that these store locations were gas stations prior to their use or occupancy by the Company.

(iii) Indemnity by Purchaser.  Purchaser and Purchaser’s Parent will, jointly and severally, indemnify and hold harmless Sellers and their heirs, administrators, executors, personal representatives, successors and assigns (the “Seller Indemnified Parties” and together with Purchaser Indemnified Parties, “Indemnified Parties”) from and against any Losses that are the result of, arise out of or relate to (i) any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Purchaser or Purchaser’s Parent in this Agreement, (ii) any payment obligations of the Company due or accruing after the Closing Date, except to the extent they are Liabilities existing as of the Closing Date and not disclosed on Exhibit I, Schedule 2.2(b) or Schedule 4.3(g), and (iii) any fees of any broker or intermediary hired by or on behalf of Purchaser or Purchaser’s Parent.

(c)           Certain Limitations.  The indemnification provided for in Section 7.1(b) shall be subject to the following limitations:

(i)           Payments and setoffs by any Party pursuant to Section 7.1(b) to the applicable Indemnified Party (such paying Party, an “Indemnifying Party”) in respect of any Loss incurred by such Indemnified Party shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds actually received on account of policies in effect prior to the Closing Date net of deductibles or increase in premiums.

(ii)           Each Indemnified Party shall take, and cause its Affiliates to take, all steps required under Delaware law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, result in a Loss, including incurring costs to the extent necessary to satisfy the requirements of Delaware law.

(iii)           In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages.

(iv)           The Sellers shall not be obligated to indemnify any Purchaser Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto or is listed on Exhibit I, Schedule 2.2(b) or Schedule 4.3(g).

(v) The Sellers shall not be obligated to indemnify any Purchaser Indemnified Parties with respect to any Loss to the extent that the Purchaser or

Purchaser’s Parent received a benefit from the reflection of such matter in the calculation of the Adjusted Purchase Price, pursuant to Section 2.1 of this Agreement, and in such case Sellers shall be liable for that portion of the Loss that exceeds the amount by which Purchaser or Purchaser’s Parent received a benefit from the reflection of such matter in the calculation of the Adjusted Purchase Price.

(vi) The Parties will not be obligated to pay any amounts for indemnification for any Losses until the aggregate amount of all Losses incurred by such Party exceeds the sum of One Hundred Fifty Thousand Dollars (US $150,000.00) (the “Basket” or “Deductible”), whereupon Sellers, jointly and severally, or Purchaser and Purchaser’s Parent, jointly and severally, will pay in full such Losses in excess of the Basket.  The indemnification obligations of the Sellers, on the one hand, and the Purchaser and Purchaser’s Parent, on the other hand, will be subject to an aggregate cap of 15% of the Purchase Price (the “Indemnification Cap”); provided, however, (x) Sellers will be obligated to pay all Losses arising out of Special Indemnities without regard to the Basket or Indemnification Cap and (y) Purchaser and Purchaser’s parent, jointly and severally, will be obligated to pay all Losses arising out of Special Indemnities without regard to the Basket or the Indemnification Cap.

(d)           Claims.

(i)           In the case of any representation or warranty that is limited by the word “material” or a similar term (other than Section 4.3(f)), the breach of such representation or warranty and the amount of Losses resulting therefrom shall be determined as if the term “material” or other similar term or limitation were not included, it being the intent of the Parties that notwithstanding the presence of the word “material” to limit the representations and warranties that the concept of materiality is adequately covered by the provision of the Basket; provided, however, that once the aggregate amount of Losses suffered by a Party is equal to the Basket, this Section 7.1(d)(i) shall be of no further force or effect with respect to the other Party’s representations and warranties.

(ii)           If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party will promptly notify the Indemnifying Party in writing of such claim (“Indemnity Demand”), sufficiently promptly to enable the Indemnifying Party to protect its rights.  The Indemnity Demand will include a summary of the factual and contractual basis for such claim, and will include a description of any third-party claim in respect of which indemnification is sought, along with supporting documentation.  The failure promptly to provide such Indemnity Demand will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party will respond in writing to said Indemnity Demand sufficiently promptly to enable the Indemnified Party to protect its rights, but not later than twenty (20) business days following the Indemnity Demand, either by accepting its indemnification obligations hereunder, or setting forth the factual and contractual basis for its refusal, if any, to so perform.

(iii)           If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within twenty (20) business days after receipt of the Indemnity Demand and upon notice to the Indemnified Party, assume at its own expense, through counsel chosen by the Indemnifying Party and reasonably satisfactory to such Indemnified Party in its reasonable judgment, the settlement or defense thereof, and the Indemnified Party will cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense at the Indemnified Party’s expense, except as specifically provided in the following sentence, through counsel chosen by it.  If the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party will present such counsel with a material conflict of interest, then the Indemnifying Party will pay the reasonable fees and expenses of the Indemnified Party’s separate counsel, so long as such counsel has been approved by the Indemnifying Party.  Notwithstanding anything in this Section to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.

(iv)           If (A) a firm written offer is made by the third party to settle a third-party claim referred to in Section 7.1(d)(iii), (B) the Indemnifying Party proposes to accept such settlement and (C) the Indemnified Party refuses to consent to such settlement, then, provided that such proposed settlement: (a) includes a full and unconditional release of the Indemnified Party, (b) does not provide for anything other than the payment of money damages, and (c) will be paid in full by the Indemnifying Party, then (i) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such third party claim, (ii) the maximum liability of the Indemnifying Party relating to such third party claim will be the amount of the proposed settlement, and other amounts to which the Indemnified Party would be entitled before the rejection of the proposed settlement, if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement, and (iii) the Indemnified Party will pay all attorneys’ fees incurred after the rejection of such settlement by the Indemnified Party.  If the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(e)           If in accordance with the provisions of this Section an Indemnified Party is entitled to be represented by counsel of its own choosing at the Indemnifying Party’s expense, the Indemnifying Party will directly compensate all counsel promptly on or before the due date for such counsel’s statements for services rendered.  This provision will be specifically enforceable by means of injunction.

7.2           Tax Indemnity.
(a)           The Sellers will pay, indemnify, defend and hold harmless Purchaser and Company from and against any and all Taxes (including any interest or penalties) of Company with respect to any period (or any portion thereof) up to and including Closing, except for any Taxes of Company which are reflected as current liabilities for taxes on Exhibit “I,” together with all reasonable legal fees, disbursements and expenses incurred by Purchaser and Company in connection therewith.
(b)           The indemnity provided for in this Section 7.2 will be in addition to and cumulative of any other indemnity provision herein, and any other rights provided at law or in equity, and will be considered Special Indemnities as defined in Section 7.1(a)(i);

provided, however, that the indemnity provided for in this Section 7.2 shall be subject to the limitations set forth in Sections 7.1(c)(i)-(v).

7.3           Indemnifying Party’s Failure to Provide Defense.  So long as the Indemnifying Party has undertaken the defense of any such claim and is contesting any such claim in good faith, the Indemnified Party will not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.  If, in accordance with the foregoing provisions of this Article VII, an Indemnified Party is entitled to defense against a claim, cause of action, assessment or other asserted liability, and if the Indemnifying Party fails to provide such defense, the Indemnified Party will have the right, without prejudice to its right of indemnification hereunder, in its sole discretion, to contest, defend, litigate and/or settle such claim, cause of action, assessment or other asserted liability, at such time and upon such terms as the Indemnified Party deems fair and reasonable, in which event the Indemnifying Party will be liable for all of the Indemnified Parties’ reasonable outside attorneys’ fees and other expenses of defense actually incurred, plus all amounts, if any, paid in settlement or pursuant to any judgment.

7.4           Certain Tax and Other Matters.
(a)           If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of the Company for which the Sellers are required to indemnify Purchaser pursuant to Section 7.2(b)(ii), Purchaser will notify the Sellers of such proposed adjustment within ten (10) days after the receipt thereof.  Upon notice to Purchaser within ten (10) days after receipt of the notice of such proposed adjustment from Purchaser, the Sellers may assume (at the Sellers’ own cost and expense) control of and contest such proposed adjustment.
(b)           Alternatively, if the Sellers do not provide a timely request in accordance with Section 7.4(a), Purchaser will handle the defense of such proposed adjustment, in which event Purchaser will be entitled (in its sole discretion) to contest, settle or agree to pay in full such proposed adjustment.  In either case, Sellers will be jointly and severally obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Purchaser may incur, as well as all amounts, if any, paid in settlement of or pursuant to a Final Determination with respect to the proposed adjustment. Purchaser may provide a Setoff Notice in accordance with Section 7.1(b)(i), or seek payment from the Sellers, for any proposed adjustment upon a Final Determination thereof.
(c)           For purposes of this Section 7.4, a “Final Determination” will mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority.

7.5           Certain Information.  Purchaser and Sellers agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access  to books and records) pertinent to the  Company and assistance relating to the  Company as is reasonably necessary for the preparation, review and audit of financial statements or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in the Sellers being liable under the indemnification provisions of this Section 7, provided, that access will be limited to items pertaining solely to the Company.

7.6           Covenant Not to Sue by the Sellers.  Sellers promise not to commence any litigation or other legal or administrative proceeding against Purchaser, or the Company or any of their respective officers, directors, employees or affiliates, asserting any claims that either Seller owns a different number of the Shares than as set forth in Section 4.3(b).

7.7           Release by the Sellers. Sellers hereby release and discharge Purchaser and the Company and each of their officers and directors from all claims, whether in law or equity, known and unknown, any of them now has, has ever had or may hereafter have against the Company arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, (including, but not limited to, any rights to dividends, distributions or other payments, obligations, or reimbursement from the Company or any of its subsidiaries) other than claims or demands arising out of or related to the transactions contemplated by this Agreement.  For the avoidance of doubt, this release (a) is not prospective and is not intended to release any claims of any type against any individual for any matter, cause or event that arises or occurs after the Closing, and (b) does not release any Party for fraud or criminal activity.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the boards of directors of Purchaser and/or the Company:
(a)           By mutual consent of Purchaser and the Sellers; or
(b)           By Purchaser or Sellers if (i) the Purchase will not have been consummated on or before September 15, 2012 (the “Termination Date”) through no fault of the terminating Party, (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of Purchaser or Company to consummate the transactions contemplated hereby or by this Agreement, will have determined not to grant its consent and all appeals of such determination will have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State will have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Purchase and such order, judgment or decree will have become final and non-appealable.

8.2           Effect of Termination.  In the event of termination of this Agreement by Purchaser, Sellers or the Company, pursuant to and as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of either Sellers, the Company, Purchaser or their respective officers or directors.  Nothing in this Section 8.2 will relieve any Party from liability for any breach of this Agreement.

8.3           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date with the prior authorization of their respective boards of directors.  No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by the Company, Purchaser and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE IX
MISCELLANEOUS

9.1           Press Releases and Public Announcements.  Sellers will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser.  Purchaser may issue a press release or other public disclosure in its sole discretion.

9.2           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (a) three (3) business days after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or (b) upon actual receipt by the intended recipient if it is sent personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail, in each case addressed to the intended recipient as set forth below:

If to the Company:                          LTS, Incorporated
If to the Sellers:                               A. Shane Nowak
and

David Jensen

Copy to:                                           Holland & Hart, LLP

If to the Purchaser:                         FCSF CO, Inc.

If to the Purchaser’s Parent:         First Cash Financial Services, Inc.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.3           Counterparts.  This Agreement may be executed in one or more counterparts each of which will be deemed an original.  A signed counterpart to this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.4           Non Waiver.  The failure of any party to insist upon performance of any terms, covenants or conditions will not be construed as a subsequent waiver of any such terms, covenants or conditions.

9.5           Severability.  If any term or provision of this Agreement is deemed invalid or unenforceable by a court or arbitration tribunal of competent jurisdiction, such provision will be severed from the remaining terms of the agreement, and the Agreement will be enforced without such provision, provided that such severance does not undermine the fundamental purposes of this agreement.

9.6           Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  All parties to this Agreement hereby consent to general personal jurisdiction in the State of Delaware for all disputes, if any, with any other party or parties to this Agreement.

9.7           Waiver of Rights to Trial by Jury; Arbitration; Venue.

(a)           WITH THE EXCEPTION OF AN ACTION TO ENFORCE AN ARBITRATOR’S ORDER FOR INJUNCTIVE RELIEF, AS OUTLINED BELOW IN PARAGRAPH 9.7(C), EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (HEREINAFTER COLLECTIVELY, "DISPUTES").

(b)           EACH PARTY HEREBY AGREES AND CONSENTS THAT ALL DISPUTES OTHER THAN AN ACTION TO ENFORCE AN ARBITRATOR’S ORDER FOR INJUNCTIVE RELIEF WILL BE DECIDED BY BINDING ARBITRATION, CONDUCTED IN WILMINGTON, DELAWARE, BEFORE ONE OR MORE ARBITRATORS (AS DESCRIBED BELOW), UNDER THE THEN CURRENT COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL

COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT OR THE AMERICAN ARBITRATION ASSOCIATION AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE SIGNATORIES HERETO TO ARBITRATE ALL DISPUTES AND TO WAIVE THEIR RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES. THIS AGREEMENT TO ARBITRATE WILL INCLUDE CLAIMS FOR INJUNCTIVE RELIEF.

(c)           PROCEDURE FOR INJUNCTIVE RELIEF.  IN THE EVENT A PARTY SEEKS INJUNCTIVE RELIEF, THE CLAIM WILL BE ADMINISTRATIVELY EXPEDITED BY THE AAA, WHICH WILL APPOINT A SINGLE, NEUTRAL ARBITRATOR FOR THE LIMITED PURPOSE OF DECIDING SUCH CLAIM.  SUCH ARBITRATOR WILL BE A QUALIFIED ATTORNEY IN GOOD STANDING, AND PREFERABLY WILL BE A RETIRED STATE OR FEDERAL DISTRICT JUDGE.  ALL OBJECTIONS TO THE APPOINTMENT MUST BE SUBMITTED TO THE AAA WITHIN 24 HOURS OF NOTICE OF APPOINTMENT AND WILL BE RESOLVED BY THE AAA.  THE SINGLE ARBITRATOR WILL DECIDE THE CLAIM FOR INJUNCTIVE RELIEF IMMEDIATELY ON HEARING OR, IF THE PARTIES AGREE TO SUBMIT THE CLAIM FOR AND DEFENSES TO INJUNCTIVE RELIEF ON WRITTEN SUBMISSIONS, WITHIN 24 HOURS OF THE ARBITRATOR’S RECEIPT OF THE PARTIES’ WRITTEN SUBMISSIONS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY TEMPORARY RELIEF GRANTED UNDER THIS PROCEDURE FOR INJUNCTIVE RELIEF WILL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION ON AN EXPEDITED EXPARTE BASIS AND WILL NOT BE THE

SUBJECT OF ANY EVIDENTIARY HEARING OR FURTHER SUBMISSION BY EITHER PARTY, BUT THE COURT, ON APPLICATION TO ENFORCE INJUNCTIVE RELIEF, WILL ISSUE SUCH ORDERS AS NECESSARY TO ITS ENFORCEMENT.

(d)           PROCEDURE FOR RESOLVING REMAINING CLAIMS AFTER AN ORDER ON INJUNCTIVE RELIEF IS ENTERED OR WHERE NO CLAIM FOR INJUNCTIVE RELIEF IS MADE.  IF A CLAIM IS MADE FOR INJUNCTIVE RELIEF AND AN ARBITRATOR IS APPOINTED TO RESOLVE THAT CLAIM (THE “INJUNCTIVE RELIEF ARBITRATOR”) AND THE PARTIES DO NOT OBJECT, THE INJUNCTIVE RELIEF ARBITRATOR WILL RESOLVE THE REMAINDER OF THE DISPUTE BETWEEN THE PARTIES.  IF A PARTY OBJECTS TO THE INJUNCTIVE RELIEF ARBITRATOR OR IF NO CLAIM IS MADE FOR INJUNCTIVE RELIEF, THE ARBITRATOR WILL BE SELECTED AS FOLLOWS: IN THE EVENT THE PARTIES TO THE ARBITRATION AGREE ON ONE ARBITRATOR, THE ARBITRATION WILL BE CONDUCTED BY SUCH ARBITRATOR.  IN THE EVENT THE PARTIES TO THE ARBITRATION DO NOT SO AGREE, EACH SIDE WILL SELECT ONE INDEPENDENT, QUALIFIED ARBITRATOR, AND THE TWO ARBITRATORS SO SELECTED WILL SELECT THE THIRD ARBITRATOR.  IF A PARTY DOES NOT BELIEVE AN ARBITRATOR IS INDEPENDENT OR QUALIFIED, THAT PARTY MAY FILE WRITTEN OBJECTIONS WITH THE AAA WITHIN 10 BUSINESS DAYS OF NOTIFICATION OF THE SELECTION FOR RESOLUTION BY THE AAA.  SELLERS WILL TOGETHER BE CONSIDERED ONE SIDE, AS WILL PURCHASER AND/OR

PURCHASER’S CONTROLLING MEMBER.  THE ARBITRATOR(S) ARE HEREIN REFERRED TO AS THE “PANEL.”  EITHER PARTY WILL HAVE THE RIGHT TO STRIKE ANY INDIVIDUAL ARBITRATOR WHO IS EMPLOYED BY OR AFFILIATED WITH AN ORGANIZATION THAT IS IN DIRECT COMPETITION WITH SUCH PARTY, AS DETERMINED BY THE ARBITRATOR(S).

9.8           Succession and Assignment.  Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.9           Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.10           Expenses.  The Sellers will bear all their own costs and expenses (including legal fees and expenses and any amounts payable to bankers, brokers or other advisors in relation to the transactions contemplated by this Agreement, including, but not limited to Stephen van den Heever and Integris Partners, Ltd.) incurred in connection with this Agreement and the transactions contemplated hereby.  The Purchaser and Purchaser’s Parent will bear all their own costs and expenses (including legal fees and expenses and any amounts payable to bankers, brokers or other advisors in relation to the transactions contemplated by this Agreement, including but not limited to Comstock Capital & Advisory Group) incurred in connection with this Agreement and the transactions contemplated hereby.

9.11           Entire Agreement.  This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.12           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person any legal or equitable rights under this Agreement, other than (a) the Parties and such permitted assigns and (b) an Indemnified Party.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of either Party.

9.13           Legal Representation.  In any dispute or proceeding arising under or in connection with this Agreement, the Sellers shall have the right, at their election, to retain the firm of Holland & Hart LLP to represent them in such matter and Purchaser and Purchaser’s Parent, for themselves and for their successors and assigns, hereby irrevocably waive and consent to any such representation in any such matter.  Purchaser and Purchaser’s Parent, for themselves and for their successors and assigns, hereby irrevocably acknowledge and agree that (a) all communications between Sellers and their counsel, including without limitation Holland & Hart LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between Sellers and such counsel and (b) Purchaser, Purchaser’s Parent and the Company, and any Person purporting to act on behalf of or through Purchaser, Purchaser’s Parent or the Company, shall not seek to obtain the same by any process.

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In witness whereof, the Parties have executed this Stock Purchase Agreement on the date first above written.

PURCHASER: FCFS CO, INC., a Colorado corporation By: _______________________________________ Rick L. Wessel, President
COMPANY: LTS, INCORPORATED, a Colorado corporation By: _______________________________________ A. Shane Nowak, President
SELLERS: __________________________________________ A. Shane Nowak __________________________________________ David Jensen

[Signature Page to Stock Purchase Agreement]

PURCHASER’S PARENT: FIRST CASH FINANCIAL SERVICES, INC., a Delaware corporation By: _______________________________________ Rick L. Wessel, Chief Executive Officer

[Signature Page to Stock Purchase Agreement]